Exhibit 99.1

INVESTORS:	MEDIA:
Kevin Twomey	Karen Rugen
717-731-6540	717-730-7766
or investor@riteaid.com

IMMEDIATE RELEASE

RITE AID ANNOUNCES FIRST QUARTER RESULTS

•	First Quarter Revenues Increase by 49 Percent to $6.61 Billion

•	Reports First Quarter Net Loss of $.20 Per Diluted Share Compared to Net Income of $ .04 Per Diluted Share in Prior Year First Quarter

•	Reports First Quarter Adjusted EBITDA of $236.4 Million Compared to Adjusted EBITDA of $192.8 Million in Prior Year First Quarter

•	Confirms Fiscal 2009 Guidance

CAMP HILL, PA (June 26, 2008)—Rite Aid Corporation (NYSE: RAD) today announced financial results for its first quarter ended May 31, 2008. Other than same-store comparisons, results for the first quarter reflect the acquisition of the Brooks Eckerd stores and distribution centers acquired June 4, 2007.

Revenues for the 13-week first quarter were $6.61 billion versus revenues of $4.43 billion in the prior year first quarter. Revenues increased 49.3 percent, primarily as a result of the acquisition of the Brooks Eckerd stores.

Same store sales for the 13-week first quarter increased 1.5 percent over the prior year 13-week period, consisting of a 1.4 percent pharmacy same store sales increase, which included an approximate 366 basis point negative impact from new generic introductions, and a 1.7 percent increase in front-end same store sales. The number of prescriptions filled in same stores increased 0.2 percent. The acquired Brooks Eckerd stores are excluded from the same store sales and prescription growth amounts. Prescription sales accounted for 67.6 percent of total sales, and third party prescription sales represented 96.2 percent of pharmacy sales.

Net loss for the first quarter was $156.6 million or $.20 per diluted share compared to last year’s first quarter net income of $27.6 million or $.04 per diluted share.  Expected increases in expenses from the Brooks Eckerd acquisition included an increase in depreciation and amortization expense of $77.1 million, additional interest expense of $49.5 million and an increase in integration expense of $33.3 million. These increases, along with an increase in store closing and impairment charges of $32.2 million, offset an increase in adjusted EBITDA of   $43.6 million.

Adjusted EBITDA of $236.4 million or 3.6 percent of revenues for the first quarter compared to $192.8 million or 4.4 percent of revenues for the like period last year. The $43.6 million increase is primarily due to the addition of revenues from the acquired Brooks Eckerd stores and an increase in pharmacy gross margin rate. Overall gross margin rate decreased primarily due to more promotional front end sales. Expenses as a percent of revenues were higher, primarily due to expected occupancy expenses related to the company’s new and relocated store program and an increase in wage and benefits expense.

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Rite Aid Press Release – page 2

During the quarter, the company completed the conversion of all of the acquired Brooks and Eckerd store systems and remains on schedule to finish the minor remodels and complete the integration by October of this year.

“We increased both pharmacy and front end sales in the core Rite Aid stores during the quarter, and sales trends in our acquired stores continued to improve,” said Mary Sammons, Rite Aid chairman, president and CEO. “We also passed a major milestone in the integration of the former Brooks Eckerd stores by completing the store systems conversion. Today pharmacy dispensing, cash registers and all business applications are now consistent in all of our stores, and we can manage our business seamlessly nationwide. We’re in the home stretch now, finishing the remaining minor remodels of the acquired stores.

“While the business environment remains challenging, we expect that completing the minor remodels, sales turning positive in the acquired stores and new pharmacy and front end initiatives will contribute significantly to strong results in the second half of the fiscal year,” Sammons said.

In the first quarter, the company opened 5 stores, relocated 6 stores, acquired 8 stores, remodeled 39 stores and closed 68 stores, the majority of which were related to combining acquired stores in close proximity to existing stores. Stores in operation at the end of the first quarter totaled 5,004.

Company Confirms Guidance for Fiscal 2009

Rite Aid confirmed its fiscal 2009 guidance for sales, same store sales, net loss, adjusted EBITDA and capital expenditures. Sales are expected to be between $26.7 billion and $27.2 billion in fiscal 2009 with same store sales (which will include nine months of sales from the Brooks Eckerd stores) expected to improve 2.0 percent to 4.0 percent over fiscal 2008. Adjusted EBITDA is expected to be between $1.0 billion and $1.1 billion. Net loss for fiscal 2009 is expected to be between $260 million and $375 million or a loss per diluted share of $.34 to $.48. Capital expenditures, excluding proceeds from sale and leaseback transactions, are expected to be approximately $600 million. Proceeds from sale and leaseback transaction are expected to be approximately $150 million.

Refinancing Launched

Rite Aid said it has launched a previously announced refinancing of approximately $700 million of debt which, when completed, will include a new $350 million senior secured term loan and up to $425 million of senior secured notes. The company intends to use net proceeds of the refinancing to fund the purchase price, accrued interest and related fees and expenses with respect to its previously announced tender offers and consent solicitations for any and all of its 8.125% senior secured notes due 2010, 7.5% senior secured notes due 2015 and 9.25% senior notes due 2013, which currently restrict the company’s ability to borrow the full availability of its $1.75 billion revolving credit facility. Rite Aid said the majority of holders of these issues have agreed to tender the securities. The company said net loss and loss per share could be impacted by charges related to the refinancing.  Consummation of the refinancing is subject to market and other conditions.

“This refinancing gives us greater flexibility to support our business plans in an environment that includes worries about a lengthy recession and continued uncertainty of the capital markets.” Sammons said.

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Rite Aid Press Release - page 3

Conference Call Broadcast

Rite Aid will hold an analyst call at 8:30 a.m. Eastern Time today with remarks by Rite Aid's management team. The call will be simulcast via the internet and can be accessed through the websites www.riteaid.com in the conference call section of investor information and www.StreetEvents.com.  A playback of the call will be available on both sites starting at 2 p.m. Eastern Time today. A playback of the call will also be available by telephone for 48 hours beginning at 12 p.m. Eastern Time today until 12 p.m. Eastern Time on June 28.  The playback number is 1-800-642-1687 from within the U.S. and Canada or 1-706-645-9291 from outside the U.S. and Canada with the eight-digit reservation number 50983053.

Rite Aid Corporation is one of the nation’s leading drugstore chains with more than 5,000 stores in 31 states and the District of Columbia. Information about Rite Aid, including corporate background and press releases, is available through the company’s website at http://www.riteaid.com.

This press release contains forward-looking statements, including guidance, which are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include our high level of indebtedness; our ability to make interest and principal payments on our debt and satisfy the other covenants contained in our senior secured credit facility and other debt agreements; our ability to consummate our refinancing; our ability to improve the operating performance of our  stores  in accordance with our long term strategy, our ability to realize the benefits of the Brooks Eckerd acquisition, including positive same store sales growth for Brooks Eckerd and cost savings; our ability to manage expenses, including integration expenses;  our ability to hire and retain pharmacists and other store personnel; the efforts of private and public third-party payors to reduce prescription drug reimbursements and encourage mail order; competitive pricing pressures, including aggressive promotional activity from our competitors; continued consolidation of the drugstore industry; changes in state or federal legislation or regulations; the outcome of lawsuits and governmental investigations; general economic conditions and inflation and  interest rate movements and  access to capital.  Consequently, all of the forward-looking statements made in this press release, including our guidance, are qualified by these and other factors, risks and uncertainties.  Readers are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission. Forward-looking statements can be identified through the use of words such as "may", "will", "intend", "plan", "project", "expect", "anticipate", "could", "should", "would", "believe", "estimate", "contemplate", and "possible".

See the attached table for a reconciliation of a non-GAAP financial measure, Adjusted EBITDA to net income (loss), the most comparable GAAP financial measure. We define Adjusted EBITDA as net income (loss) from operations excluding the impact of income taxes, interest expense, depreciation and amortization, LIFO adjustments, charges or credits for store closing and impairment, inventory write-downs related to closed stores, stock-based compensation expense, debt modifications and retirements, sale of assets and investments and other non-recurring items. We reference this non-GAAP financial measure frequently in our decision-making because it provides supplemental information that facilitates internal comparisons to the historical operating performance of prior periods and external comparisons to competitors’ historical operating performance. In addition, incentive compensation is based on Adjusted EBITDA and we base our forward-looking estimates on Adjusted EBITDA to facilitate quantification of planned business activities and enhance subsequent follow-up with comparisons of actual to planned Adjusted EBITDA. We include this non-GAAP financial measure in our earnings announcement in order to provide transparency to our investors and enable investors to better compare our operating performance with the operating performance of our competitors.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities. The secured notes described herein will not be sold in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

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RITE AID CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(unaudited)

	May 31, 2008	March 1, 2008
ASSETS
Current assets:
Cash and cash equivalents	$152,189	$155,762
Accounts receivable, net	645,592	665,971
Inventories, net of LIFO reserve of $577,823 and $562,729	3,942,922	3,936,827
Prepaid expenses and other current assets	157,584	163,334
Total current assets	4,898,287	4,921,894
Property, plant and equipment, net	2,809,987	2,873,009
Goodwill	1,810,223	1,783,372
Other intangibles, net	1,168,774	1,187,327
Deferred tax assets	355,533	384,163
Other assets	359,878	338,258
Total assets	$11,402,682	$11,488,023

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term debt and lease financing obligations	$36,962	$185,609
Accounts payable	1,315,825	1,425,768
Accrued salaries, wages and other current liabilities	1,083,708	1,110,288
Deferred tax liabilities	47,744	76,374
Total current liabilities	2,484,239	2,798,039
Long-term debt, less current maturities	5,952,423	5,610,489
Lease financing obligations, less current maturities	191,279	189,426
Other noncurrent liabilities	1,211,890	1,178,884
Total liabilities	9,839,831	9,776,838

Commitments and contingencies	-	-
Stockholders' equity:
Preferred stock - Series G	141,690	139,253
Preferred stock - Series H	137,230	135,202
Preferred stock - Series I	58,358	116,415
Common stock	845,088	830,209
Additional paid-in capital	4,094,170	4,047,499
Accumulated deficit	(3,693,929)	(3,537,276)
Accumulated other comprehensive loss	(19,756)	(20,117)
Total stockholders' equity	1,562,851	1,711,185
Total liabilities and stockholders' equity	$11,402,682	$11,488,023

RITE AID CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks ended May 31, 2008	Thirteen Weeks ended June 2, 2007
Revenues	$6,612,856	$4,430,413
Costs and expenses:
Cost of goods sold	4,804,610	3,214,834
Selling, general and administrative expenses	1,792,974	1,119,642
Store closing and impairment charges	36,262	4,030
Interest expense	118,240	68,725
Loss on debt modifications and retirements, net	3,708	-
Loss (gain) on sale of assets, net	5,340	(4,230)

	6,761,134	4,403,001

(Loss) income from continuing operations before income taxes	(148,278)	27,412
Income tax expense (benefit)	4,993	(900)

Net (loss) income from continuing operations	(153,271)	28,312

Loss from discontinued operations	(3,369)	(678)

Net (loss) income	$(156,640)	$27,634

Basic and diluted (loss) income per share:

Numerator for (loss) income per share:
Net (loss) income	$(156,640)	$27,634
Accretion of redeemable preferred stock	(25)	(25)
Cumulative preferred stock dividends	(6,122)	(8,030)
Preferred stock beneficial conversion	-	(76)
(Loss) income attributable to common stockholders - basic and diluted	$(162,787)	$19,503

Denominator:
Basic weighted average shares	823,086	531,039
Outstanding options and restricted shares	-	19,299

Diluted weighted average shares	823,086	550,338

Basic and diluted (loss) income per share	$(0.20)	$0.04

RITE AID CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET (LOSS) INCOME TO ADJUSTED EBITDA
(In thousands)

	Thirteen Weeks ended May 31, 2008	Thirteen Weeks ended June 2, 2007

Reconciliation of net (loss) income to adjusted EBITDA:
Net (loss) income	$(156,640)	$27,634
Adjustments:
Interest expense	118,240	68,725
Income tax expense (benefit)	4,993	(1,265)
Depreciation and amortization	145,041	67,919
LIFO charges (a)	15,094	9,291
Store closing and impairment charges	36,262	4,030
Stock-based compensation expense	8,679	6,614
Loss (gain) on sale of assets, net	5,388	(4,230)
Loss on debt modifications and retirements, net (b)	3,708	-
Incremental acquisition costs (c)	44,491	11,165
Closed store liquidation expense (d)	4,860	2,099
Other	6,313	834
Adjusted EBITDA	$236,429	$192,816
Percent of revenues	3.58%	4.35%

Results of discontinued operations (e)	1,882	782
Adjusted EBITDA from continuing operations	$238,311	$193,598

Notes:

(a)	Represents non-cash charges to value our inventories under the last-in first-out ("LIFO") method.

(b)	Represents loss related to debt modifications and retirements, net

(c)	Represents incremental costs related to the acquisition of Jean Coutu, USA.

(d)	Represents costs to liquidate inventory at stores that are in the process of closing.

(e)	Represents losses from our recently disposed Las Vegas market that are included in Adjusted EBITDA.

RITE AID CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(unaudited)

	Thirteen Weeks ended May 31, 2008	Thirteen Weeks ended June 2, 2007

OPERATING ACTIVITIES:
Net (loss) income	$(156,640)	$27,634
Adjustments to reconcile to net cash (used in) provided by operating activities:
Depreciation and amortization	145,041	67,919
Store closing and impairment charges	36,262	4,030
LIFO charges	15,094	9,291
Loss (gain) on sale of assets, net	5,388	(4,230)
Stock-based compensation expense	8,679	6,614
Loss on debt modifications and retirements, net	3,708	-
Changes in deferred taxes	-	1,161
Proceeds from insured loss	-	7,258
Changes in operating assets and liabilities:
Net proceeds from accounts receivable securitization	70,000	30,000
Accounts receivable	(48,842)	(43,010)
Inventories	(51,103)	9,109
Accounts payable	(116,929)	51,180
Other assets and liabilities, net	(15,986)	19,328
Net cash (used in) provided by operating activities	(105,328)	186,284
INVESTING ACTIVITIES:
Payments for property, plant and equipment	(149,876)	(117,500)
Intangible assets acquired	(36,122)	(13,801)
Expenditures for business acquisition	(112)	(1,237,512)
Proceeds from sale-leaseback transactions	87,620	-
Proceeds from dispositions of assets and investments	4,676	4,711
Proceeds from insured loss	-	5,542
Net cash used in investing activities	(93,814)	(1,358,560)
FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	158,000	1,201,005
Net proceeds from (payments to) revolver	186,000	(39,000)
Proceeds from financing secured by owned property	11,132	-
Principal payments on long-term debt	(154,965)	(3,191)
Change in zero balance cash accounts	5,542	12,946
Net proceeds from the issuance of common stock	1,117	9,095
Payments for preferred stock dividends	(1,657)	(3,845)
Excess tax deduction on stock options	-	2,871
Financing costs paid	(9,600)	(2,063)
Net cash used in financing activities	195,569	1,177,818
(Decrease) increase in cash and cash equivalents	(3,573)	5,542
Cash and cash equivalents, beginning of period	155,762	106,148
Cash and cash equivalents, end of period	$152,189	$111,690

RITE AID CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET LOSS GUIDANCE TO ADJUSTED EBITDA GUIDANCE
YEAR ENDING FEBRUARY 28, 2009
(In thousands, except per share amounts)

	Guidance Range
	Low	High

Reconciliation of net loss to adjusted EBITDA:

Net loss	$(375,000)	$(260,000)
Adjustments:
Interest expense	490,000	485,000
Income tax expense, net	12,000	7,000
Depreciation and amortization	545,000	545,000
LIFO charge	60,000	55,000
Store closing, liquidation, and impairment charges	110,000	110,000
Non recurring Brooks-Eckerd integration expenses	110,000	110,000
Stock-based compensation expense	38,000	38,000
Other	10,000	10,000
Adjusted EBITDA	$1,000,000	$1,100,000

Diluted loss per share	$(0.48)	$(0.34)